Exhibit 11


                             CityFed Financial Corp.
              Statement Regarding the Computation of Per Share Loss




                                                            Three Months Ended
                                                                  March 31,
                                                        ------------------------------
                                                          1997                1996
                                                          ----                ----
Computation of Loss Per Share:


Weighted average number of shares outstanding            18,714,646         18,714,646

Loss applicable to  common stock:(1)


    From continuing operations                   $       (2,089,000)    $   (2,102,000)
                                                 ==================     ==============

    From discontinued operations                 $             --       $   (3,950,000)
                                                 ==================     ==============

    Net loss                                     $       (2,089,000)    $   (6,052,000)
                                                 ==================     ==============


Loss per share:


    From continuing operations                   $            (0.11)    $        (0.11)
                                                 ==================     ==============

    From discontinued operations                 $             --       $        (0.21)
                                                 ==================     ==============

    Net loss                                     $            (0.11)    $        (0.32)
                                                 ==================     ==============

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(1) Losses  applicable to Common Stock are net of preferred  stock dividends for the three months ended March 31, 1997 and 1996 in the amount of $2,159,000 in each period.